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                                                                    Exhibit 99.4

[Highfields Logo Appears Here]


February 4, 2002            BY FACSIMILE
                                                Highfields Capital Management LP

Telesystem International Wireless Inc.
1000 de la Gauchetiere West
16th Floor
Montreal, Quebec
H3B4W5

Attention:  Mr. Charles Sirois, Chairman
            Mr. Bruno Ducharme, President and
              Chief Executive Officer

Ladies and Gentlemen:

We are writing in connection with the Telesystem International Wireless Inc.'s offer to holders of its 7% Equity Subordinated Debentures due 2002 (the "ESD Offer"). As we have previously indicated, we believe the ESD Offer to be structured in a manner that is plainly coercive. Moreover, the disclosure made to ESD holders with respect to the ESD Offer is grossly inadequate. In particular, the decision of the Ontario Superior Court rendered Saturday, February 2, 2002 with respect to the Unit Bid materially changes the analysis of the consideration offered in the ESD Offer, as will the results of the revised Unit Bid ordered by the Court. As such, we believe the process by which the ESD Offer has been conducted is significantly and irremediably flawed. While we have been forced to tender into the ESD Offer under the threat of substantial harm to non-tendering holders, we wish to inform you that we reserve all of our rights with respect to the tender and will pursue all remedies available to us in connection therewith.

Sincerely,

HIGHFIELDS CAPITAL I LP                         HIGHFIELDS CAPITAL LTD.

/s/ Kenneth H. Colburn                          /s/ Kenneth H. Colburn
-----------------------                         -----------------------
By:  Kenneth H. Colburn                         By:  Kenneth H. Colburn

HIGHFIELDS CAPITAL II LP

/s/ Kenneth H. Colburn
-----------------------
By:  Kenneth H. Colburn

cc:    Mr. Tony DeMarinis (Torys LLP)
       Ms. Laura Hodges Taylor (Goodwin Procter LLP)
       Ontario Securities Commission

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